EXHIBIT 99.1

Colony Bankcorp, Inc. Increases First Quarter Dividend

FITZGERALD, Ga., March 19, 2008 (PRIME NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.0975 per share payable April 11, 2008 to shareholders of record on March 31, 2008. This represents an increase of 11.43 percent over the cash dividend paid of $0.0875 per share in the fourth quarter a year ago and an increase of 2.63 percent over the cash dividend paid of $0.095 per share last quarter. This is the twenty-first consecutive quarter that the Company has increased its dividend payment.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, and has seven banking subsidiaries with twenty-nine locations in south and middle Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $1.2 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN."

CONTACT: Colony Bankcorp, Inc.
         Terry L. Hester, Chief Financial Officer
         (229) 426-6002
         Fitzgerald, GA   31750